AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into as of the 31st day of August, 2007 (the “Effective Date”), by and among BELVEDERE PROPERTIES, LLC, a Virginia limited liability company (“Seller”); ASSOCIATED ESTATES REALTY CORPORATION, an Ohio corporation (“Purchaser”); and FIRST AMERICAN TITLE INSURANCE COMPANY, as escrow agent (“Escrow Agent”)

PRELIMINARY STATEMENTS

A.        Seller is the owner of that certain apartment project known as “The Belvedere” consisting of 296 apartment units and all amenities which are a part thereof located at the intersection of Robious and Cranbeck Roads in Chesterfield County, Virginia on that real property described in Exhibit A attached hereto and by this reference made a part hereof, together with: (i) all easements, appurtenances and hereditaments appertaining thereto and including all of Seller’s rights, if any, in and to any alleys, ways, easements and rights of way abutting or adjoining said real property; (ii) all the buildings, improvements, structures, plants and appurtenances situated on said real property; (iii) all fixtures, furniture, equipment (including all maintenance equipment and all office equipment located in the clubhouse building), appliances, signs, plumbing, machinery, personal property and facilities and supplies which are owned by Seller and which are attached to or appurtenant to or used in connection with said real property (specifically excluding property owned by residential tenants), provided that Seller shall only quitclaim its right, title and interest in and to the property identification sign located at the corner of Robious Road and Belvedere Vista Lane; (iv) all plans, specifications, guarantees and warranties; and (v) all leases including the rents, issues and profits thereof and all refundable security deposits or escrow deposits held by Seller thereunder (collectively, the “Property”);

B.         Seller obtained a loan (the “Loan”) in the original principal amount of $26,525,100.00 from Highland Mortgage Company (now Capmark Bank) (the “Lender”) and insured by the United States Department of Housing and Urban Development (“HUD”) under Section 221(d)(4) of the National Housing Act;

C.        The Loan is evidenced and secured by the documents and instruments set forth on Schedule 1 to this Agreement (collectively, the “Loan Documents”);

D.        Seller desires to sell the Property and assign the Loan to Purchaser and Purchaser desires to purchase the Property and assume the Loan from Seller, on and subject to the terms and conditions of this Agreement;

E.         Seller’s affiliate, River Forest Properties, LLC a Virginia limited liability company (“River Forest”), is the owner of that certain apartment project apartment project known as “River Forest” consisting of 240 apartment units and all amenities which are a part thereof located on the southern line of Branders Creek Parkway in Chesterfield County, Virginia (the “River Forest Apartments”);

F.         Seller’s affiliate, Princeton Properties, Inc., a Virginia corporation (“Princeton” and together with River Forest, collectively “Seller Affiliate”) is the owner of that certain parcel of land located adjacent to the River Forest Apartments (the “River Forest Expansion Parcel” and, together with the River Forest Apartments, collectively, the “Other Property”); and

G.        Pursuant to that certain Agreement of Purchase and Sale (the “Other Agreement”), dated as of the same date as this Agreement, among Seller Affiliate and Purchaser, Seller Affiliate has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller Affiliate, the Other Property.

THEREFORE, in consideration of Ten and No/100 Dollars ($10.00) in hand paid, the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.                  Agreement to Sell and to Purchase.

(a)                Seller agrees to sell and Purchaser agrees to purchase the Property upon the terms and conditions hereinafter set forth.

(b)               Subject to Purchaser’s rights with respect to the Investigation Period (as hereinafter defined), Purchaser acknowledges and understands that Seller is selling the Property and the Purchaser is buying the Property in its “AS-IS, WHERE-IS, WITH ALL FAULTS” physical condition, including all existing environmental conditions, with no rights of set-off or reduction in the Purchase Price (as hereinafter defined) unless and except as expressly provided herein to the contrary, and except for the representations and warranties set forth in this Agreement and the closing documents executed in connection with the consummation of the transactions contemplated by this Agreement, the sale of the Property by Seller to Purchaser shall be without representation or warranty of any nature or kind with respect to the physical condition of the Property, whether express, implied, statutory or otherwise, including without limitation warranties of use, merchantability or fitness for a particular purpose, and Seller does hereby disclaim and renounce any such representations or warranties.

2.                  Earnest Money. Purchaser shall deposit in escrow with the Escrow Agent within two (2) business days of the execution hereof, Eight Hundred Thousand Dollars ($800,000) (such deposit together with any interest that may be earned thereon prior to Closing, being hereinafter called the “Initial Deposit”). If Purchaser does not elect to terminate this Agreement during the Investigation Period (as hereinafter defined), prior to the expiration of the Investigation Period, Purchaser shall deliver to Escrow Agent an additional deposit in the amount of Four Hundred Thousand Dollars ($400,000) (the “Additional Deposit”). The Initial Deposit and the Additional Deposit are sometimes individually or collectively referred to as the “Earnest Money”. The Earnest Money shall be deposited in an interest bearing account using Purchaser’s tax identification number which shall be provided to Escrow Agent The Earnest Money shall be applied against the cash portion of the purchase price at Closing (as hereinafter defined) or refunded in full to Purchaser as hereinafter provided in Paragraph 15. If Purchaser does not notify Seller prior to the expiration of the Investigation Period that Purchaser elects to terminate this Agreement, the Initial Deposit shall be non refundable for any reason other than (i) a default by Seller, (ii) in the event any condition to Purchaser’s obligations under this Agreement is not satisfied as provided herein, or (iii) as otherwise specifically provided herein. If Purchaser does not notify Seller prior to the expiration of the Investigation Period that Purchaser elects to terminate this Agreement and Purchaser fails to make the Additional Deposit as required, Purchaser shall be in default of this Agreement and Seller shall have the right to terminate this Agreement and retain the Initial Deposit as provided in Paragraph 8.

3.                  Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Forty Four Million Two Hundred Thousand Dollars ($44,200,000), payable at Closing as follows:

(a)                Purchaser shall receive a credit against the Purchase Price in the amount of the outstanding principal balance of the Loan, all accrued and unpaid interest on the Loan and all other fees, costs and expenses owing by Seller under the Loan Documents for periods prior to the Closing Date except for any fees, costs and expenses to be paid by Purchaser in connection with the assumption of the Loan;

(b)               Purchaser shall receive a credit against the Purchase Price in the amount of the Earnest Money; and

(c)                The balance of the Purchase Price as adjusted by the closing prorations hereinafter provided at Paragraph 4 shall be paid in cash at Closing by wire transfer of funds to Escrow Agent’s account for payment to Seller.

4.                  Closing Prorations. All items described below shall be prorated as of the date of Closing (the “Closing Date”) and, as hereinafter provided, shall increase or decrease the cash portion of the Purchase Price payable pursuant to Paragraph 3(c) of this Agreement.

(a)                Taxes. All state, county and municipal ad valorem and other property taxes and similar charges with respect to the Property for the year in which the Closing is consummated will be prorated based on the current year’s tax bill or, if such bill has not been issued as of the Closing Date, then taxes shall be prorated at Closing based on the prior year’s tax bill and said amount of taxes prorated shall be adjusted between the parties upon receipt of the tax bill for the year in which the Closing is consummated. Seller shall pay at or prior to Closing all special assessments and charges against the Property which are either due or declared prior to the Closing Date. Any refund or credit attributable to the overpayment of taxes and assessments payable for the year in which Closing occurs, less any attorneys’ fees or costs payable in with respect of such taxes and assessments shall be allocated between Seller and Purchaser based upon their respective periods of ownership.

(b)               Income. All rental and other income from the Property, including but not limited to prepaid rent, late charges, and other charges to tenants, shall be prorated based on rents actually collected. All unpaid rent relating to periods prior to the Closing Date shall be paid to Seller as and when received by Purchaser after Closing and shall not be prorated at Closing; provided, that any rent received after Closing shall be applied first to the current rent due, then to past due rents accrued after Closing and then to past due rent accrued prior to Closing. Purchaser shall include all such unpaid rent in its normal billing and shall use commercially reasonable, good faith efforts to collect such unpaid rent after the Closing Date. Purchaser may not waive any delinquent rents nor modify a Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. If Purchaser fails to collect any unpaid rents accrued prior to Closing within ninety (90) days after Closing, Seller shall have the right to independently pursue collection of amounts to which Seller is entitled; provided, that Seller shall be expressly prohibited from bringing any action to evict any tenant from its leased premises at the Property.

(c)                Deposits and Escrows.

(1)               Seller shall, at no expense to Purchaser, transfer to Purchaser by credit against the Purchase Price at Closing all refundable security deposits and other escrow deposits relating to the Property, including such deposits and fees as to leases that are in default but have not been terminated as of the Closing Date, and all interest charges required by law to be accrued thereon.

(2)               All real estate tax escrows, insurance escrows and other escrows maintained by Lender under the Loan Documents shall be transferred to Purchaser, and Seller shall be given credit for the amount of such funds and any unearned mortgage insurance premiums at Closing.

(d)               Utilities. Utilities not payable by tenants of the Property shall either be (i) prorated as of Closing, or (ii) transferred into Purchaser’s name as of Closing, with Seller to be responsible for payment of all charges accrued prior to such transfer and Purchaser to be responsible for payment of all charges accruing after such transfer.

(e)                Service Contracts and Equipment Leases. A list of all service contracts and equipment leases relating to the operation and management of the Property is attached hereto as Exhibit B as a part hereof (the “Contracts”). Except as noted in Exhibit B, Purchaser shall not be obligated to assume responsibility for or to pay any sums due at Closing attributable to the Contracts unless Purchaser elects during the Investigation Period by written notice to Seller to assume such Contracts at Closing, in either of which events, such Contracts shall be assigned to and assumed by Purchaser at Closing. Seller agrees, at Seller’s expense, to cancel all Contracts which are not to be assumed by Purchaser as of the Closing Date. All prepayments made or payments due under any of the Contracts to be assigned to Purchaser shall be prorated as of the Closing Date.

(f)                 Adjustments. In the event that accurate prorations and other adjustments cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills), the parties shall prorate on the best available information, subject to adjustment upon receipt of the final bill. Seller shall attempt to have utility meters read on the Closing Date so as to accurately determine the proration of current utility bills. Adjustments shall be made after Closing if any closing prorations are based on inaccurate information.

5.                  Title.

(a)                At Closing, Seller shall convey to Purchaser, good and marketable, fee simple title to the Property by special warranty deed (the “Deed”) in form consistent with standard Virginia practice (and otherwise approved by Seller and Purchaser), subject only to the Permitted Encumbrances (defined below) and any other matters of record as of the date of Purchaser’s examinations of title to the extent applicable to the Property and any matters which could be discovered by a survey of the Property other than such matters to which Purchaser has objected and which Seller has agreed or is obligated to correct as provided herein. Purchaser agrees to accept title to the Property subject to the Permitted Encumbrances and such additional matters as may be approved by Purchaser, in its sole and absolute discretion, prior to Closing.

(b)               During the Investigation Period, Purchaser shall, at its cost, obtain (i) an owner’s title insurance commitment (the “Title Commitment”) in the full amount of the Purchase Price to be issued by the Escrow Agent (the “Title Insurer”), insuring the title to the Property, and (ii) a current survey (references herein to the plat of survey shall be deemed to refer to such plat) of the Property (the “Survey”). It shall be a condition to Purchaser’s obligations hereunder that Seller shall have delivered all documents required to be delivered by Seller hereunder which are required by the Title Insurer to issue an owner’s title insurance policy pursuant to the Title Commitment (the “Title Policy”).

(c)                During the Investigation Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey, and satisfy itself as to the availability from the Title Insurer of the Title Policy and all requested endorsement to such Title Policy. Purchaser shall notify Seller of any objections to matters disclosed by the Title Commitment and the Survey within five (5) days after receipt of the Title Commitment and the Survey.

(d)               Seller shall have no obligation to remove or cure title objections, except for (1) liens of an ascertainable amount (but expressly excluding the liens evidenced by the Loan Documents), which liens Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company, and (2) any exceptions or encumbrances to title which are created by Seller after the date of this Agreement without Purchaser’s consent. In addition, Seller shall provide the Title Insurer with a customary ALTA statements, personal undertakings or owner’s affidavit (an “Owner’s Affidavit”), in form and substance reasonably acceptable to Seller, which will permit the Title Insurer to remove the standard “mechanics lien” and “GAP” exceptions from the Title Policy.

(e)                For purposes of this Agreement, the following terms shall have the following meanings:

(1)               “Permitted Exceptions” shall mean: (i) any exception arising out of an act of Purchaser or its representatives, agents, employees or independent contractors; (ii) zoning and subdivision ordinances and regulations; (iii) the specific exceptions in the Title Commitment that the Title Insurer has not agreed to insure over or remove from the Title Commitment as of the end of the Investigation Period and that Seller is not required to remove as provided herein; (iv) items shown on the Survey which have not been removed (or which Seller has not agreed to remove) as of time end of the Investigation Period; (v) real estate taxes not yet due and payable; and (vi) the Loan Documents.

(2)               “Leases” shall mean the leases which are listed on the rent roll attached hereto as Exhibit C, together with such additional leases or modifications as may be added and excluding any leases which may be terminated in the ordinary course of Seller’s business between the date of this Agreement and the date of Closing and the rights of tenants under such leases, as occupancy tenants only, and without any right of first refusal or purchase options.

(3)               “Permitted Encumbrances” shall mean a collective reference to the Leases and Permitted Exceptions.

6.                  Access. Upon reasonable prior notice, Seller shall provide Purchaser and its agents, servants, employees and assigns reasonable access, during Seller’s normal business hours, to all documentation, agreements, books, records, and other information in the possession of Seller pertaining to the ownership, use, rental or operations of the Property, including but not limited to, financial records, tax assessments, bills and leases, and Purchaser shall have the right to make copies of such non-confidential documents as Purchaser shall reasonably specify at Purchaser’s sole expense. Furthermore, Seller hereby grants to Purchaser and its agents, servants, employees, assigns and independent contractors reasonable access to enter upon the Property, upon forty-eight (48) hours advance notice and at reasonable times during Seller’s normal business hours, for the purpose of inspecting the condition of the Property, surveying the Property and undertaking any physical inspections that Purchaser deems appropriate under this Agreement; provided, however, that such inspections shall be coordinated with Seller and Purchaser shall minimize any disruptions to the operation of the Property and the occupancy of the Property by tenants. Purchaser shall be responsible for all costs incurred by Purchaser in connection with its inspections and evaluation of the Property, shall repair any damage caused by Purchaser and its agents and shall indemnify and hold Seller harmless from and against any and all claims, demands, actions, losses, costs, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) incurred or sustained by Seller by reason of or arising from the exercise by Purchaser of the rights and privileges granted in this Paragraph 6, but only to the extent incurred or sustained as a result of damage to the Property and injury to persons. The foregoing indemnity obligations shall expressly survive Closing or any termination of this Agreement.

7.                  Investigation Period.

(a)                For the period beginning with the Effective Date and extending through 5:00p.m on the thirtieth (30th) day following the Effective Date (the "Investigation Period"), Purchaser shall have the right to terminate this Agreement as provided in Paragraph 15 if Purchaser determines, in its sole and absolute discretion, not to purchase the Property. If no notice of termination is given by Purchaser prior to the expiration of the Investigation Period, Purchaser and Seller shall proceed toward Closing in accordance with the other terms of this Agreement, including Purchaser's delivery of the Additional Deposit in accordance with Paragraph 2.

(b)               Seller shall cooperate with Purchaser in connection with its evaluation of the Property Seller has provided Purchaser on or before the Effective Date with copies of the documents and instruments set forth in Schedule  2 (collectively, the “Property Information”) to the extent in Seller’s possession or control. In addition to the Property Information and the Loan Documents, Seller shall provide Purchaser with copies of such other reports, studies, leases (other than copies of each individual tenant lease) and other documents in Seller’s possession or control related to the Property as Purchaser shall reasonably request. Purchaser shall have no obligation to pay Seller for any of such reports, studies or other documents provided by Seller to Purchaser, all of which shall be provided at no cost to Purchaser. Purchaser agrees that it will preserve the confidentiality of all such documents provided by Seller; that it will not divulge the existence or contents of any such documents to any persons, except to its attorneys, advisors, consultants, lenders and others employed by Purchaser to assist it in the purchase of the Property, each of whom shall likewise observe and preserve such confidentiality, subject to any obligation on the part of such person to disclose or deliver such information pursuant to court order or as required pursuant to applicable laws. The foregoing confidentiality obligations shall survive any termination of this Agreement but shall terminate at Closing in the event Closing occurs hereunder.

(c)                In the event that this Agreement is terminated without completion of the transaction contemplated herein, Purchaser shall return to Seller all documents provided to Purchaser pursuant to this Agreement, and shall additionally provide to Seller copies of all third party studies or reports obtained by Purchaser pertaining to the Property during the course of its investigations and inspections, it being understood that Seller shall have no right to rely on any such reports without the consent of the person or persons preparing such studies and reports. The foregoing obligations shall survive any termination of this Agreement, but shall terminate at Closing in the event that Closing occurs hereunder.

8.                  Purchaser’s Default; Liquidated Damages. If, prior to Closing, Purchaser defaults in performing its obligations under this Agreement, Seller’s sole remedy for such default shall be to give the Escrow Agent and Purchaser prompt written notice of such default and the Escrow Agent shall, after giving the parties five (5) working days’ notice thereof (if Purchaser fails to cure such default within that time), pay over to Seller the Earnest Money as full and complete liquidated damages hereunder. Thereafter, Purchaser shall have no further obligations hereunder to Seller or any others, including but not limited to the Escrow Agent, brokers, realtors and agents. Notwithstanding the foregoing, in the event of a dispute regarding Seller’s right to payment of the Earnest Money, Escrow Agent continues to hold the Earnest Money subject to the provisions of Paragraph 28.

9.                  Closing; Closing Deliveries and Closing Conditions. The consummation of the transaction described herein (“Closing”) will be held at the offices of the Title Insurer or such other location mutually agreed upon by Purchaser and Seller on the later of (i) ten (10) days after Purchaser’s receipt of written approval by the Lender and HUD of the transfer of the Property to Purchaser and the assumption of the Loan by Purchaser, or (ii) fifteen (15) days after the expiration of the Investigation Period (the “Closing Date”). At Closing, Purchaser shall pay to Seller the outstanding balance of the Purchase Price provided for in Paragraph 3(c) hereof, the Escrow Agent shall pay to Seller the Earnest Money, and Seller shall give Purchaser possession and occupancy of the Property subject only to the Permitted Encumbrances. Any eminent domain awards, proceeds from sale under threat or exercise of the power of eminent domain and insurance proceeds which are to be paid or are payable to Purchaser pursuant to Paragraph 11 hereof, shall be paid or assigned to Purchaser at Closing.

Seller agrees that Purchaser is permitted to download lease, tenant and other property information from Seller's on-site computers within seven (7) business days of Closing, after which time Seller and its agents shall have the right to enter upon the Property to remove any of Seller's confidential information not related to the operation of the Property, to remove Seller's management software, and to disconnect or terminate any links to Seller's server and/or database from such on-site computers. The terms of the immediately preceding sentence shall survive Closing.

Furthermore, Seller shall, at Seller’s sole cost and expense, transfer or deliver to Purchaser at Closing (or at such other time hereinafter set forth) the deposits, escrows, affidavits, certificates, instruments and other matters hereinafter described, each instrument to be executed on behalf of Seller by its duly authorized officer and to be in form to be approved by counsel for Seller and Purchaser

(a)                The Deed;

(b)               An assignment and assumption agreement, in form and substance acceptable to Seller and Purchaser, pursuant to which Seller shall transfer to Purchaser (i) all rights in, to and under the Leases, (ii) any unexpired warranties and guaranties in effect with respect to such portions of the Property, (iii) the Contracts which are to be assigned by each such party to Purchaser as provided herein, and (vi) all prorated items and adjustments described in Paragraph 4 above which are to be paid, transferred, applied or credited to Purchaser at or as of Closing, as applicable. Such assignment and assumption agreements shall also be executed by Purchaser at Closing to effect Purchaser’s assumption of all applicable obligations.

(c)                A bill of sale from Seller, in form and substance acceptable to Seller and Purchaser conveying, with a warranty of title but without warranties as to the condition thereof, all personal property, equipment, signage and fixtures owned by it and located at or used in connection with the Property, other than property owned by tenants under the Leases, subject only to the applicable Permitted Encumbrances and conveying, without warranty of title, all of Seller’s right, title and interest to the name “Belvedere Apartments”, provided that Seller shall only quitclaim its right, title and interest in and to the property identification sign located at the corner of Robious Road and Belvedere Vista Lane.

(d)               An updated rent roll for the Property, dated not more than three (3) days prior to the Closing Date, certified by Seller to be true, accurate and complete as of such date.

(e)                The Owner’s Affidavit.

(f)                 All documents required from Seller by the Lender or by HUD for the transfer to Purchaser of the Property subject to the Loan Documents in accordance with applicable HUD regulations and requirements and the Loan Documents. Purchaser shall also execute all documents required from Purchaser by the Lender or by HUD in accordance with applicable HUD regulations and requirements and the Loan Documents.

(g)                Originals or copies (if originals are unavailable) of all plans, specifications, manuals, warranties, and guarantees in Seller’s possession relating to the Property.

(h)                An affidavit stating that all representations and warranties of Seller set forth in this Agreement remain true and correct, executed and sworn on behalf of Seller on and as of the Closing Date.

(i)                  All deposits and escrows provided for in Paragraph 4(c) of this Agreement

(j)                 Certificates of non-foreign status, information required for Purchaser’s compliance with I099S regulations, and such affidavits and certifications requited from or typically provided by sellers for real estate transactions in the Commonwealth of Virginia from Seller.

(k)               All other documents reasonably necessary or appropriate to complete the transaction contemplated by this Agreement

(l)                  Evidence that any property management agreement for the Property has been terminated by Seller at no cost, liability or expense to Purchaser.

            9A.      Conditions to Closing.

(a)                Purchaser’s obligation under this Agreement to acquire the Property is subject to the fulfillment at or prior to the Closing Date of the following conditions:

(1)               Seller shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(2)               The Title Insurer is in a position to and will issue to Purchaser the Mk Policy subject only to the Permitted Exceptions.

(3)               Each and every representation and warranty made by Seller in this Agreement shall be true and correct in every material respect both as of the date when made and as of the Closing Date.

(4)               All other conditions to Purchaser’s obligation to close set forth in other provisions of this Agreement have been satisfied, including without limitation those set forth in Section 21 of this Agreement

If any condition specified in this Section 9A. (a) is not timely satisfied or waived by Purchaser, Purchaser shall have the right to terminate this Agreement, in which event, unless such condition has not been satisfied by reason of a default by Purchaser of its obligations hereunder, the Earnest Money (or so much thereof as has been deposited) shall be returned to Purchaser and no party shall have any further rights, duties, obligations or liabilities under this Agreement except as specifically set forth herein; provided, that termination of this Agreement shall not be Purchaser’s sole remedy if Seller defaults; it being specifically understood and agreed that nothing in this Section 9A. (a) shall relieve Seller from liability for any breach of this Agreement and that the provisions of Section 15(b) of this Agreement shall govern and control in the event of a default by Seller hereunder.

(b)               Seller’s obligation under this Agreement to sell the Property is subject to the fulfillment at or prior to the Closing Date of the following conditions:

(1)               Purchaser shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing Date.

(2)               HUD and Lender shall have consented to the sale of the Property to Purchaser and consented to the assumption of the Loan by Purchaser.

If any condition specified in this Section 9A.(b) is not timely satisfied or waived by Seller, Seller shall have the right to terminate this Agreement, in which event, unless such condition has not been satisfied by reason of default by Seller of its obligations hereunder, the Earnest Money shall be paid to Seller and no party shall have any further rights, duties, obligations or liabilities under this Agreement except as specifically set forth herein.

10.              Other Costs. Seller agrees to pay at Closing the Virginia grantor’s tax required for recordation of the Deed, all costs incurred by Seller in connection with the Transfer Approval Application (as defined herein) and one-half (1/2) of any escrow fee for the Closing. Purchaser agrees to pay at Closing the Virginia grantee’s tax, the costs and premium for the Title Commitment and the Title Policy, including any endorsements to the Title Policy, the cost of any updated survey obtained by Purchaser, all costs associated with the transfer and assumption of the Loan and the Loan Documents (other than the costs to be paid by Seller as provided herein) including any assumption fee required to be paid to Lender pursuant to the Loan Documents) and one-half (1/2) of any escrow fee for the Closing. Subject to Paragraph 30, each party shall pay its own attorney’s fees, regardless of whether Closing occurs and all other costs incurred by such party in connection with the transactions contemplated by this Agreement.

11.              Damage or Condemnation.

(a)                Seller represents that to its knowledge there are no condemnation or eminent domain proceedings pending or threatened against or affecting the Property or any portion thereof. Risk of loss to the Property (i) resulting from any such proceeding which is commenced prior to Closing, and (ii) due to any cause, including but not limited to fire, other casualty and acts of God, shall remain on Seller until Closing.

(b)               Prior to Closing, if all or part of the Property shall be destroyed or damaged by casualty, and there is more than $2,000,000 damage, destruction or loss, Seller shall so notify Purchaser, and Purchaser may elect either to (i) terminate this Agreement as provided in Paragraph 15 hereof or (ii) not terminate this Agreement and proceed to Closing as provided in Paragraphs 9 and 15 hereof. If Purchaser elects to close pursuant to (ii) above, then at Closing Seller shall assign, transfer and set over to Purchaser, subject to all rights of the Lender and/or HUD therein under the Loan Documents, all of such Seller’s right, title and interest in and to any insurance proceeds (including payment of any deductible) and claims that have been or may thereafter be made for any such damage. If the damage or loss from casualty is less than $2,000,000, then Seller shall assign, transfer and convey to Purchaser all of such Seller’s right, title and interest in and to all condemnation and insurance awards arising therefrom, subject to all rights of the Lender and/or HUD therein under the Loan Documents. Seller shall be responsible to obtain any consent required by the insurer in connection with any such assignment and Purchaser’s obligation to close shall be conditioned upon such consent as well as Lender’s and HUD’s agreement to make such insurance proceeds or condemnation awards available to Purchaser for restoration of the Property. If this Agreement is not terminated as a result of any such casualty, Seller shall be entitled to utilize such insurance or condemnation awards (to the extent permitted by the Lender and/or HUD therein under the Loan Documents) to commence repair of such damage prior to Closing with the unexpended proceeds to be transferred to Purchaser at Closing, and in either event this Agreement shall be closed pursuant to the terms hereof. Seller shall be responsible to obtain any consent required by the insurer in connection with any such assignment and Purchaser’s obligation to close shall be conditioned upon such consent as well as Lender’s and HUD’s agreement to make such insurance proceeds or condemnation awards available to Purchaser for restoration of the Property. Seller shall be responsible for payment of any deductible under the applicable insurance policy and if Seller does not provide Purchaser with written evidence that any such deductible has been paid prior to the Closing, then Purchaser shall receive a credit against the Purchase Price in the amount of any such unpaid deductible.

(c)                Prior to Closing, if all or any part of the Property materially affecting the use or operation thereof shall be taken under the power of eminent domain or other proceeding, Seller shall so notify Purchaser, and Purchaser may elect either to (i) terminate this Agreement as provided in Paragraph 15 hereof, or (ii) not terminate this Agreement and proceed to Closing as provided in Paragraphs 9 and 15 hereof. If there is a taking of a portion of the Property which does not, in Purchaser’s sole discretion, materially affect the use or operation thereof, Purchaser shall be required to proceed to Closing. If Purchaser elects to close as provided above, then at Closing Seller shall assign, transfer and set over to Purchaser, subject to all rights of the Lender and/or HUD therein under the Loan Documents, all of such Seller’s right, title and interest in and to any eminent domain awards.

12.              Representations and Warranties. As a material inducement to Purchaser’s entering into this Agreement, Seller hereby represents, warrants and covenants that the following matters are true as of the date of this Agreement, which shall survive Closing and remain in effect for a period one (1) year thereafter:

(a)                Laws. Seller has received no notice from any applicable governmental authorities of any alleged violations by or at the Property of any applicable city, county, state and United State laws, ordinances, codes, rules and regulations.

(b)               Contracts. On or prior to the Effective Date, Seller shall provide Purchaser with copies of all of the Contracts, which copies shall be true, complete and correct in all material respects. The Contracts are the only Contracts in effect regarding the Property.

(c)                No Defaults. Seller is in compliance with the Loan Documents, the Leases and the Contracts. Seller has not received any notice of default under the Loan Documents which has not been cured or waived by Lender.

(d)               Conflicts. Except for the required consents of the Lender and HUD, neither the execution of this Agreement by Seller nor the Closing of the transactions contemplated hereby by Seller will (i) conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, any agreement or instrument to which Seller is a party, or by which it may be bound or (ii) result in the creation of any material lien, charge or encumbrance upon the Property, except as permitted hereby in respect of the Loan Documents.

(e)                Leases. No tenant leases, other than the Leases listed in the rent roll attached as Exhibit C, affect the Property. To Seller’s knowledge, all information contained in Exhibit C is true, correct and complete in all material respects as of the date hereof.  All Leases are in substantially the form attached hereto as part of Exhibit D except for addenda which provide for rent credits to managers of the Property, employees of Seller or Seller’s management company involved in the leasing or maintenance of the Property and police officers who provide limited off-duty services in connection with their residency, all of which is reflected in the attached rent roll. Purchaser agrees that Seller shall have the right to extend such rent credits to any such managers and employees who will not become managers or employees of Purchaser for a period through the end of the second full month after Closing.

(f)                 Status of the Leases. To the knowledge of Seller all of the Lease are, as of the date of this Agreement, valid and in full force and effect, and free of any known claims for reduction, deduction, or set-off against rent, or any other claims against Seller or any managing agent of Seller, unless and except as otherwise indicted in the rent roll attached hereto as Exhibit C. No rents or Leases have been assigned, pledged or, otherwise encumbered by Seller except as additional collateral for the Loan Seller has received no payments of rent under the Leases more than thirty-one days prior to the due dates thereof.

(g)                Commissions. There are no broker’s or agent’s commissions or fees owed with respect to the Leases.

(h)                Litigation. Seller knows of no litigation or governmental or other proceeding or investigation pending or threatened against or relating to the Property or Seller, including without limitation condemnation or eminent domain proceedings.

(i)                  Property Information. All operating statements and, to Seller’s knowledge, other Property information provided or to be provided by Seller to Purchaser are or shall be correct and complete in all material respects and such operating statements present fairly the results of operations of the Property for the periods indicated.

(j)                 Authority of Seller. Seller is a limited liability company, duly organized and validly existing under the laws of the Commonwealth Of Virginia. Seller has full power and authority to enter into this Agreement and to sell the Property in accordance with the terms and conditions hereof.

(k)               Environmental Conditions. To Seller’s knowledge, (i) the Property does not contain any “Hazardous Materials” (as defined below) in violation of applicable “Environmental Laws” (as defined below), and (ii) the Property is not subject to federal, state or local regulations or liability because of the presence of stored, leaked, spilled or disposed petroleum products, waste materials or debris, underground storage tanks, “PCB’s” or PCB items (as defined in 40 C.F.R. § 761.3), “asbestos” (as defined in 40 C.F.R. § 763.63), or the past or present accumulation, treatment, storage, disposal, spillage or leakage of any Hazardous Materials. As used in this Paragraph 12(k), the term “Hazardous Materials” shall mean any hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants, as those terms are defined in Environmental Laws; the term “Environmental Laws” shall -mean the Resource Conservation and Recovery Act (42 U.S.C.A. §§ 6901 et seq.) and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. §§ 9601 et seq.) any amendments thereto and any regulations promulgated pursuant thereto.

(l)                  Loan Documents. To Seller’s knowledge, the copies of the Loan Documents provided by Seller to Purchaser are true, correct and complete. Purchaser acknowledges that the listing of the Loan Documents as set forth on Schedule 1 may not include documents relating to the construction of the improvements which Seller represents are no longer of any force or effect.

(m)              Condemnation. Seller has received no notices of any condemnation or eminent domain proceedings pending or threatened against the Property or any part thereof.

13.              Operation of the Property. Between the date hereof and Closing

(a)                Seller will not enter into any contract (other than new Leases) that will be an obligation affecting the Property subsequent to the Closing Date except for contacts entered into in the ordinary course of business that are terminable without cause and without payment of a penalty on not more than 30 days’ notice.

(b)               Seller will not remove any personal property from the Property except as may be required for necessary repair or replacement, and in the event of such replacement, the replacement shall be of materially equal or better quality and quantity as existed as of the time of its removal.

(c)                Seller will maintain casualty insurance of a level and type consistent with the insurance maintained by Seller prior to the execution of this Agreement with respect to the Property;

(d)               Seller shall not do anything, nor authorize anything to be done, which would adversely affect the condition of title as shown on the Title Commitment without the prior consent of Purchaser which consent shall not be unreasonably withheld, conditioned or delayed.

(e)                Seller will maintain and operate the Property in accordance with first class apartment management practices for the Richmond, Virginia area.

(f)                 Seller agrees that no new leases will be entered into with any new or existing tenants unless such leases (i) have a lease term (including renewals and extensions) of no longer than one year, (ii) provide for rent at rates consistent with the rents reflected in the current rent roll and (iii) are pursuant to the form of lease attached hereto as part of Exhibit D.

(g)                Seller shall make all payments due on the Loan or as otherwise required pursuant to the Loan Documents, pay all operating expenses through the Closing Date and otherwise duly observe and perform its obligations under the Loan Documents, the Leases and the Contracts. Upon request, Seller shall keep Purchaser reasonably informed as to the status of leasing prior to the Closing Date and shall deliver to Purchaser copies of all new Leases.

(h)                Seller shall restore all units that become vacant at least five (5) days prior to the Closing to “rent-ready” condition in accordance with Seller’s customary practice and procedure for the Property. Purchaser and Seller shall inspect each of such vacant units prior to the Closing to confirm that they are in rent ready” condition. To the extent any of such units is not in “rent ready” condition as of the date of Closing, Purchaser shall be entitled to a credit in the amount of the costs, as Purchaser and Seller agree, acting reasonably, are necessary in order to pay for the cost of restoring such vacant units to “rent ready” condition.

(i)                  At Closing, Seller shall cause any property management agreement for the Property to be terminated, at no cost, liability or expense to Purchaser.

14.              Commission. Each of Seller and Purchaser represents to the other that there are no amounts due any realtor, broker, agent, finder or other person in connection with this transaction other than Cushman & Wakefield. Seller shall be responsible for any commission which may be due and payable to Cushman & Wakefield pursuant to separate agreement between Seller and Cushman & Wakefield. Each of Seller and Purchaser covenants that it will indemnify and hold the other harmless from and against any and all liabilities and expenses in connection with any claim or claims of any other realtor, broker, agent, finder or other person arising out of its participation in this transaction, including, without limitation, attorneys’ fees.

15.              Termination; Specific Performance.

(a)                If Purchaser elects to terminate this Agreement pursuant to Paragraph 5, Paragraph 7, Paragraph 11 or Paragraph 21 hereof, then, in any such event, the Escrow Agent forthwith shall return the Earnest Money in full to Purchaser and the parties hereto shall have no further obligations or liabilities hereunder except for the obligations of the parties which specifically survive the termination of this Agreement. In addition, if Purchaser does not elect to terminate this Agreement pursuant to Paragraph 7, but Purchaser does elect to terminate the Other Agreement pursuant to the corresponding Paragraph 7 of such Other Agreement (an “Other Agreement Termination Notice”), then Seller shall have the one-time right, to be exercised within five (5) business days following Purchaser’s deliver of such Other Agreement Termination Notice, to terminate this Agreement by written notice to Purchaser and, in such event, the Escrow Agent forthwith shall return the Earnest Money in full to Purchaser and the parties hereto shall have no further obligations or liabilities hereunder except for the obligations of the parties which specifically survive the termination of this Agreement.

(b)               If Seller defaults in the performance of any of its obligations hereunder, then, in such event, Purchaser shall have the right to exercise any one of the following remedies, as its sole and exclusive remedies: (a) to terminate this Agreement, after having given five (5) days written notice to Seller and Escrow Agent (and Seller has failed to cure such breach or default within that period of time), whereupon the Earnest Money shall immediately be refunded/returned to Purchaser and neither Seller nor Purchaser shall have any further rights or duties under this Agreement, except for the indemnities of the parties which specifically survive the termination of this Agreement; or (b) seek to enforce specific performance of this Agreement (with the costs and expenses of any such action being paid to the prevailing party by the non prevailing party). Notwithstanding the foregoing to the contrary, in the event specific performance is not reasonably available because of any affirmative act or acts of Seller or any act or acts of any person or entity affiliated with Seller who colludes with Seller’ so as to render specific performance not reasonably available, then Purchaser shall have the right to terminate this Agreement, whereupon it shall become entitled to receive (or seek, as the case may be) (i) the immediate return of the Earnest Money and (ii) actual direct (but not indirect or consequential) damages against Seller.

16.              Assignment. Purchaser may, without Seller’s consent, assign this Agreement and all of its rights hereunder to a single-purpose entity to be formed by Purchaser in compliance with applicable HUD requirements, which entity shall acquire title to the Property at Closing and of which entity Purchaser or an affiliate of Purchaser shall be a principal. Otherwise, Purchaser shall have no right to assign this Agreement and its rights hereunder to any other entity or individual unless approved by Seller in its sole discretion. Notwithstanding any of the foregoing, however, in the event of any assignment of this Agreement by Purchaser, whether with or without the written consent of Seller, Purchaser shall remain jointly and severally liable with such assignee for all obligations and liabilities hereunder subject, in all events, to the provisions of Paragraph 8.

17.              Waiver. The failure of either party to exercise any right hereunder, or to insist upon strict compliance by the other party, shall not constitute a waiver of that party’s right to demand strict compliance with the terms and conditions of this Agreement.

18.              Notices. Any notices, requests, or other communications required or permitted to be given hereunder shall be in writing and shall be either (i) delivered by hand, (ii) mailed by United States certified or registered mail, return receipt requested, postage prepaid, (iii) sent by overnight delivery service (e.g., Federal Express, Airborne, etc.), or (iv) sent by facsimile (with the original being sent by one of the other permitted means or by regular United States mail) and addressed to each party at the applicable address set forth herein. Any such notice, request, or other communication shall be considered given or delivered, as the case may be, on the date of hand delivery (if delivered by hand), on the third (3rd) day following deposit in the United States mail (if sent by United States registered mail), on the next business day following deposit with an overnight delivery service with instructions to deliver on the next day or on the next business day (if sent by overnight delivery service), or on the day sent by facsimile (if sent by facsimile, provided the original is sent by one of the other permitted means as provided herein in this paragraph or by regular United States mail). However, the time period within which a response to any notice or request must be given, if any, shall commence to run from the date of actual receipt of such notice, request, or other communication by the addressee thereof. Rejection or other refusal to accept or inability to deliver because of a changed address of which no notice was given shall be deemed to be receipt of the notice, request, or other communication. By giving at least ten (10) days prior written notice thereof, any party hereto may, from time to time and at any time, change its mailing address hereunder.

If to Purchaser:

Associated Estates Realty Corporation
1 AEC Parkway
Richmond Heights, Ohio 44143
Attention: Martin A. Fishman
Fax:  (216) 797-8719

With a copy to:
Greenberg Traurig LLP
77 West Wacker Drive, Suite 2500
Chicago, Illinois 60601
Attention: Michael T. Fishman
Fax: (312) 456-8435

If to Seller:

Bogese, L.C.

113 South 12th Street

Richmond, Virginia 23219

Attention: Michael Bogese, Jr.

Fax: (804) 644-4086

With a copy to:

Troutman Sanders LLP

1001 Haxall Point

Richmond, Virginia 23219

Attention:  Edward B. Kidd

Fax: (804) 698-6000

If to Escrow Agent:

First American Title Insurance Company

30 N. LaSalle Street, Suite 300

Chicago, Illinois 60602

Attention: Jim McIntosh

Fax: (312) 553-0480

19.              Survival. All of Seller’s and Purchaser’s covenants, agreements, representations and warranties contained in Paragraphs 4, 6, 7, 12, 14, 20 and 21 of this Agreement shall survive Closing and not merge into the Deed or any other documents delivered hereunder. All other covenants, agreements, representations and warranties contained in this Agreement shall terminate upon Closing.

20.              Indemnification. Seller hereby agrees to indemnify and hold harmless Purchaser and its successors and assigns from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) arising before or after Closing (i) as a result of any property damage or injuries to persons, including death, caused by any occurrence as to the Property prior to Closing, or (ii) as a direct and proximate consequence of any breach by Seller of any of its representations, warranties or obligations set forth herein or in any other document or instrument delivered by Seller pursuant hereto. Purchaser agrees to indemnify and hold harmless Seller and its successors and assigns from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) arising (i) after Closing as a result of any property damage or injuries to persons, including death, caused by any occurrence as to the Property after Closing or (ii) before or after Closing as a direct and proximate consequence of any breach by Purchaser of any of its obligations set forth herein or in any other document or instrument delivered by Purchaser pursuant hereto.

21.              Approval of Transfers by HUD and Lender.

(a)                Purchaser’s obligation to purchase the Property and proceed to the Closing is further subject to the condition precedent that the Lender and HUD shall have approved the sale of the Property to Purchaser and consented to the assumption of the Loan by Purchaser (i) without modification of the Loan Documents, (ii) without any requirement that would result in a material increase in any replacement reserves or mortgage escrow accounts, and (iii) without any obligation to fund additional repairs or capital expenditures which exceed a normal expense to Purchaser and are materially different from or substantively in excess of those, if any, identified by Purchaser in connection with its due diligence examination of the Property. Seller shall cause Lender to deliver to Purchaser no more than ten (10) days prior to Closing Lender’s written confirmation of the amount of outstanding principal, interest and any other amounts and deposits accrued and payable under the Loan Documents together with written confirmation that the Loan is in full force and effect and that to its knowledge Seller is not in default of any of the provisions of the Loan Documents. No transfer of any interest in the Property under this Agreement shall be effective prior to such HUD approval. Purchaser will not take possession of the Property nor assume any benefits of Property ownership prior to such approval by HUD.

(b)               Purchaser shall submit an application for approval of the transfer and assumption to HUD (the “Transfer Approval Application”), using commercially reasonable efforts to insure that the Transfer Approval Application is complete and in material compliance with all applicable requirements, within two (2) business days after (i) approval of the draft Transfer Approval Application by Seller as provided herein and (ii) Seller’s delivery of any documents required to be provided by Seller and Lender as part of the Transfer Approval Applications (after completion of any corrections required to conform to the applicable requirements after Purchaser’s review thereof) and shall diligently pursue in good faith approval of the Transfer Approval Application at Purchaser’s sole expense (except as otherwise expressly provided in Section 21(a) and 22(d) of this Agreement and except for legal and other accounting fees incurred by Seller in providing the information and documentation Seller is required to provide in connection with the Transfer Approval Application). Purchaser shall promptly forward to HUD and the Lender such documents required to correct any deficiencies in the Transfer Approval Application as may be identified by HUD or the Lender. Seller shall cooperate with Purchaser in connection with such applications including providing all information and documents within Seller’s possession or control as maybe reasonably required on a timely basis. Purchaser shall provide Seller with (i) an itemization of any information or documents required from Seller for the Transfer Approval Application within ten (10) days after the Effective Date and (ii) a copy of its proposed Transfer Approval Application within ten (10) days after the expiation of the Investigation Period and prior to its submittal to HUD and the Lender. If, notwithstanding Purchaser’s diligent and good faith efforts, the Transfer Approval Application is not approved within one hundred eighty (180) days after submittal of the Transfer Approval Application, either party may terminate this Agreement by written notice to the other party and the Escrow Agent, in which event the Earnest Money will be refunded to Purchaser.

(c)                In connection with Purchaser’s assumption of the Loan, Purchaser and Seller acknowledge that there are certain escrow deposits (i.e. tax, insurance, MIP, replacement reserves, etc.) being held by the Lender or HUD in connection with the Property. Purchaser and Seller acknowledge and agree that, at Closing, all such escrows shall be transferred to Purchaser with the Property, but that Seller shall be entitled to a credit for the amounts held in such escrow deposits, subject to the other provisions of this Agreement regarding proration of real estate taxes and other expenses. Seller shall also be entitled to a credit for any prepaid MIP.

(d)               Within 45 working days after the Closing Date, Seller at its sole cost and expense, shall furnish to HUD audited financial statements for the Property covering the period from the date of Seller’s last audited report to the Closing Date in accordance with HUD’s final approval. process requirements.

(e)                Purchaser acknowledges that HUD requires completion of the previous participation” requirement as part of the Transfer Approval Application and therefore agrees to initiate any applications, submittals and/or registrations required to satisfy the previous participation” requirements of the Transfer Approval Application in sufficient time to permit the timely preparation and submittal of the Transfer Approval Application pursuant to the terms and timelines set forth in this Agreement.

22.              Miscellaneous. The section headings and captions contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of the terms of this Agreement All questions with respect to the construction of this Agreement and the rights and liabilities of the parties hereto shall be determined in accordance with the applicable provisions of the laws of the Commonwealth of Virginia. This Agreement may be executed in any number of duplicate originals or counterparts, all of which shall constitute a single agreement. Any duplicate original on which the signatures of both parties shall appear shall be deemed an original of this Agreement. Any number of counterparts on which the signatures of both parties shall appear shall constitute a duplicate original. This Agreement constitutes the entire agreement of the parties regarding the Property, and there are no outstanding agreements between the parties hereto other than those set out in this Agreement. This Agreement may not be modified, changed or amended except by a written instrument executed by all of the parties hereto. In the absence of a specific provision to the contrary, the party upon whom an obligation is imposed hereunder shall perform the obligation at its expense. As used herein the singular shall include the plural, the plural the singular and the use of any gender shall be applicable to all genders. Time shall be of the essence as to all matters provided for in this Agreement

23.              Binding Effect. This Agreement shall be fully binding on and enforceable against, all parties hereto and their respective heirs, administrators, successors and permitted assigns.

24.              Entire Agreement. This Agreement contains the entire agreement between the parties relating to the Property and supersedes all prior and contemporaneous negotiations, understandings and agreements, written or oral, between the parties. This Agreement shall not be amended or modified, and no waiver of any provision hereof shall be effective, unless set forth in a written instrument authorized and executed with the same formality as this Agreement

25.              Severability. The provisions of this Agreement are severable, and if any term, clause, or provision of this Agreement or the application thereof to any person or circumstances is to any extent adjudicated and declared to be illegal, invalid, or unenforceable under present or future laws in effect during the term hereof, it is the intention of the parties hereto that the remainder of this Agreement, and the application of such term, clause or provision to persons or circumstances other than those to which it is held illegal, invalid or unenforceable, shall not be affected thereby.

26.              Days. If the final day of any period of time set out in any provision of this Agreement or any action, is required to be performed, or if any notice, consent or other communication is to be given on a Saturday; Sunday or holiday recognized by the Commonwealth of Virginia or the State of Ohio for its employees, then in such case, such period shall be deemed extended to the next day which is not a Saturday, Sunday or holiday recognized by the Commonwealth of Virginia or the State of Ohio. All references to any specified number of days contained herein shall be deemed to refer to calendar days unless a reference to business days is expressly provided.

27.              Presumptions. No presumption shall be created in favor of or against any of the parties to this Agreement with respect to the interpretation of any term or provision of this Agreement due to the fact that this Agreement was prepared by or on behalf of one of the parties hereto.

28.              Escrow Agent.

(a)                Escrow Agent joins in this Agreement to agree to accept and hold the Initial Deposit and the Additional Deposit in accordance with the terms of this Agreement

(b)               Purchaser and Seller agree that in performing any of its duties under this Agreement, Escrow Agent shall not be liable for any loss, costs or damage which it may incur as a result of serving as Escrow Agent hereunder, except for any loss, costs or damage arising out of the willful misconduct of Escrow Agent. Accordingly, Escrow Agent shall not incur any liability with respect to any action taken or omitted to be taken in good faith upon reliance upon any document, including any written notice of instruction provided for in this Agreement,, not only as to its due execution and validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by a proper person or persons and to conform with the provisions of this Agreement.

(c)                In the event of a dispute between any of the parties hereto, sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender unto the registry or custody of any court of competent jurisdiction all money held by it under the terms of this Agreement, together with such legal pleadings as it deems appropriate and thereupon be discharged from further responsibility under this Agreement.

29.              Tax Deferred Exchange. Purchaser and Seller each acknowledge that the other may desire that this transaction be a part of a tax-deferred transaction under the Internal Revenue Code. Purchaser and Seller agree to cooperate with each other in order to permit this transaction to qualify for tax deferral under the Internal Revenue Code provided that such cooperation shall not prejudice any of the rights of Purchaser or Seller under this Agreement. Purchaser and Seller each specifically agrees that the rights of either party to this Agreement may be assigned to a Qualified Intermediary in connection with any such exchange without the consent of the other party. The cooperating party shall not be required to (i) incur any additional cost or expense in connection with any such exchange, including, without limitation, attorneys’ fees, (ii) enter into any agreement other than an agreement which is fully non-recourse to such party or (iii) take title to any property as a part of any such transaction; and the exchanging party shall indemnify and hold the cooperating party harmless with respect to all costs, expenses, losses or liabilities of any nature arising out of any such transaction including, without limitation, attorneys’ fees.

30.              Attorneys’ Fees. In the event of any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover all costs and expenses including its attorneys’ fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party’s major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party’s major arguments or positions on major disputed issues in the court’s decision. If the party which shall have commenced or instituted the actions, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

31.              Other Agreement. Unless Purchaser elects to terminate the Other Agreement pursuant to an Other Agreement Termination Notice and Seller does not timely elect to terminate this Agreement pursuant to the requirements of Paragraph 15 of this Agreement, Seller’s obligation to sell the Property and proceed to the Closing is conditioned upon the concurrent closing of the transactions contemplated by the Other Agreement and a default by Purchaser in connection with closing under the Other Agreement shall be a default by Purchaser under this Agreement; provided, that if the closing of the transactions contemplated by the Other Agreement do not occur by reason of (i) a default by Seller Affiliate under the Other Agreement, (ii) the failure of any condition precedent to Purchaser’s obligation to proceed to the closing of the transactions contemplated by the Other Agreement, or (iii) termination of the Other Agreement in accordance with the terms thereof as a result of a casualty or condemnation, then the condition for concurrent closings shall be waived and Seller shall be obligated to proceed with the Closing of the transactions contemplated by this Agreement.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this instrument to be executed for and in their respective names by their duly authorized officials and agree to be bound hereby as of the day and year first above stated.

SELLER:

BELVEDERE PROPERTIES, LLC

By:       /s/ Michael J. Bogese, Jr.

Name:  Michael J. Bogese

Title:     Manager

PURCHASER:

ASSOCIATED ESTATES REALTY

CORPORATION

By:

Name: Martin A. Fishman

Title: Vice President

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:       /s/ James. W. McIntosh

Name:  James W. McIntosh

Title:     V.P.

IN WITNESS WHEREOF, the parties have caused this instrument to be executed for and in their respective names by their duly authorized officials and agree to be bound hereby as of the day and year first above stated.

SELLER:

BELVEDERE PROPERTIES, LLC

By:

Name:

Title:

PURCHASER:

ASSOCIATED ESTATES REALTY

CORPORATION

By:       /s/ Martin A. Fishman

Name: Martin A. Fishman

Title: Vice President

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:

Name:

Title: